Exhibit 10.20

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT.  SUCH PORTIONS ARE DESIGNATED [REDACTED].

SERVICES ORDERING AGREEMENT

THIS SERVICES ORDERING AGREEMENT (“Agreement”) is made as of this 7th day of March 2003 by and between Goodrich – Aviation Technical Services, Inc., (“ATS”) a Delaware corporation, and Hawaiian Airlines, Inc. a Hawaii corporation (“Customer”).

RECITALS

A.  Customer desires that ATS provide Customer with certain maintenance, repair, overhaul and other services with respect to the maintenance, repair, overhaul and modification of its Aircraft (as defined herein).

B.  ATS desires to provide such services on the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

AGREEMENTS

1.  Definitions.  Capitalized terms used but not defined herein shall have the meanings given in Exhibit 1 hereto.

2.  Airframe Services.  During the term of this Agreement, ATS will provide Airframe Services in accordance with mutually agreed written services orders, substantially in the form of the “Airframe Services Order” form attached as Exhibit 3 hereto (each, an “Aircraft Services Order”). Each Airframe Services Order shall set forth the applicable Workscope, schedule and pricing information pursuant to the terms of Section 3 hereof. Each Airframe Services Order shall be signed by a duly authorized representative of each party.  Terms and conditions set forth in any Airframe Services Order shall apply only to the performance of the Airframe Services on the Aircraft identified in such Airframe Services Order and, unless expressly referenced in any additional subsequent Airframe Services Order, shall not apply to any subsequent Airframe Services Order under this Agreement.

3.  Airframe Services Terms and Conditions.

3.1.  Charges/Fees for Services.  Charges for Airframe Services provided to Customer in connection with this Agreement shall be as follows:

3.1.1.  Basic Services.  Regardless of the actual number of labor hours expended by ATS, ATS shall perform the Basic Services, if any, specified in an Airframe Services Order at a charge equal to the Basic Services Fixed Fee established in the Airframe Services Order, plus charges for materials and third party services pursuant to Section 3.3.  The Basic Services Fixed Fee shall include, without additional labor charge, all labor as may be required to complete the Basic Services in accordance with the Basic Services Workscope, but shall not include Additional Work, or any changes to the engineering order mix, the content of the Basic Services

Workscope, any Service Bulletins, any deviation from or failure of the assumptions and conditions set forth in the Workscope, or similar changes that would increase the time required to perform the Basic Services.

3.1.2.  Additional Work.  ATS shall perform the Additional Work on a Time and Materials Basis, except as may be otherwise agreed by Customer and ATS.

3.2.  Labor.  The “Labor Rate” shall be the rate per hour specified on Exhibit 2 hereto.  Except as otherwise provided on Exhibit 2 hereto, the Labor Rate shall apply to all categories of ATS labor in connection with the Airframe Services, including without limitation labor incident to expediting services, labor time otherwise chargeable at applicable overtime rates, engineering services, inspection services, NDT/NDI, parts research services, AOG services, development engineering services, direct lead labor time, and direct quality control labor time.

3.3.  Material Charges.

3.3.1.  Expendables and Consumables.  ATS shall bill Customer for the cost of Expendables and Consumables used by ATS in connection with the Airframe Services at the fixed rate specified on Exhibit 2 hereto.  Charges for Expendables and Consumables will be included in the Invoices.

3.3.2.  Other Materials.  Parts, materials and third party services used or consumed in connection with the Airframe Services (other than Expendables and Consumables) shall be charged to Customer at their actual cost plus a mark-up in the amount set forth on Exhibit 2 hereto.  For purposes of this Section 3.3.2, divisions or business units of Goodrich Corporation other than Aviation Technical Services Division shall be considered third parties and parts or services obtained from such divisions or business units shall be charged to Customer in accordance with this Section 3.3.2.  Outside services include, without limitation, non-destructive testing, plating, machining, fueling/defueling, parts fabrication and oxygen bottle servicing.

3.4.  Estimates of Delivery.  Notwithstanding anything to the contrary contained in this Agreement, delivery dates or turn-times quoted or communicated to Customer, whether orally or in writing, from time to time with respect to Airframe Services shall in all cases be estimates of the time for completion of performance of such services and in no event shall such estimates be construed as binding delivery commitments.  ATS shall notify promptly Customer if it reasonably believes that the anticipated actual delivery dates or turn times will be materially different from the estimated delivery dates or turn times quoted or communicated.

3.5.  Other Terms.

3.5.1.  Scheduling and Capacity.  Customer’s Designated Maintenance Representative(s) shall be responsible for scheduling Airframe Services with ATS.  Aircraft shall be delivered by Customer to ATS on the date(s) specified in the Workscope, or as may otherwise be agreed in writing between Customer and ATS.  Customer shall use all reasonable efforts to provide ATS with at least sixty (60) days advance notice of any change in the anticipated delivery of Aircraft for Airframe Services from the date specified in the Workscope.  In all events, Customer shall provide ATS with written schedule confirmation not less than fourteen (14) days in advance of the delivery of any Aircraft for Aviation Technical Services Division.  Acceptance of any Airframe Services Order is subject to availability of space and capacity at ATS.

3.5.2.  Workscope, Parts Identification.

a.  Workscope.  The Basic Services Workscope for the Basic Services is attached as Exhibit 3 to this Agreement.  For each Aircraft for which ATS is to perform Additional Work hereunder, Customer shall be responsible for developing and delivering to ATS an initial statement of work at least fourteen (14) days in advance or such Aircraft’s scheduled date for arrival at the Aviation Technical Services facility for Additional Work which describes work tasks ATS is to provide.  ATS will review the initial statement of work and will advise Customer of any necessary revisions or otherwise clarify details of the statement of work prior to and during aircraft inspection.  After such review and agreement between Customer and ATS as to the statement of work, Customer and ATS will execute a definitive, written statement of work prior to ATS’s commencement of any Additional Work on the Aircraft (the “Additional Work Workscope”) which Additional Work Workscope shall contain turntimes agreed to for the Basic Services plus Additional Work.

b.  Parts Identification.  As part of the Workscope, Customer shall identify those certain parts and components (other than Expendable and Consumable parts typically used or consumed in connection with Airframe Services) that will need to be procured to accomplish the Workscope.  Such parts and components will include, but are not limited to, the following:  hardtime change components, systems modifications, interior material changes, and other potential lead-time sensitive items.

c.  Engineering Services.  In the event that Customer will require that ATS perform any engineering services or technical support as part of or in connection with any Airframe Services, then Customer will provide to ATS, not less than sixty (60) days prior to the delivery of the Aircraft for which such services are to be provided, a description of the desired engineering services.  Upon agreement by ATS, the description of such engineering services shall be included in the Workscope for the Airframe Services.

3.5.3.  Ferry and Flight Tests.  Customer shall have sole responsibility for providing a crew and transporting all Aircraft to and from the Aviation Technical Services facilities, including any flight test of an Aircraft receiving Airframe Services hereunder, and shall pay all expenses related to providing the crew and performing such transportation and flight testing.  ATS will provide technicians to assist in flight test and redelivery.  Customer shall take all action necessary to extend its insurance coverages required hereunder to such Aircraft and any flight tests thereof. If during such test flight the Aircraft does not comply with the test flight requirements, the Aircraft shall be returned to ATS for corrections of those items that were incorporated in the final Airframe Services Order before the test flight.  If requested by the Customer and/or the Operator, and at Customer’s expense ATS shall also correct items that were not included in the final Airframe Services Order as far as this can be achieved with reasonable endeavors.  ATS shall inform the Customer and/or the Operator of all maintenance issues discovered during the test flight or during the course of performing the corrections or Additional Work.

3.5.4.  Technical Data. Not less than seven (7) days prior to the commencement of any Airframe Services hereunder, Customer shall have delivered copies to ATS of all necessary maintenance, repair or overhaul manuals or instructions, including, without limitation, wiring diagrams, engineering orders, structural, electrical and mechanical analyses and approvals, and any approved maintenance program for a particular Aircraft, which maintenance program will include a manual describing the relevant maintenance and inspection program, and corresponding maintenance work cards and forms, together with any other technical data required to accomplish the services requested, regardless of whether such materials are those of Customer or of original manufacturers or suppliers of the airframe or components thereon (the “Technical Data”).  Customer shall be solely responsible for, and shall bear any costs associated with, obtaining any licenses or other rights from third parties necessary to enable ATS’s use of the Technical Data in connection with Airframe Services, and such obligation shall be a condition precedent to ATS’s performance of the Airframe Services.

3.5.5.  Designated Maintenance Representatives.  Customer shall designate in writing one or more representatives of Customer each of whom shall have authority to authorize execute binding authorizations and approvals for and on behalf of Customer any Airframe Services or changes thereto, including but not limited to Non-Routine Maintenance and any Buyer Request Items, and the hours necessary to perform such Airframe Services.  ATS shall be entitled to rely upon the authorizations and approvals of Customer’s Designated Maintenance Representatives in the performance of the Airframe Services, and Customer shall not dispute Airframe Services, nor the amounts due therefor, unless ATS has been notified by Customer in writing that any Designated Maintenance Representative is no longer authorized to bind Customer.  One Designated Maintenance Representative shall be available at ATS Airframe during normal business hours while the Airframe Services are being provided.  ATS shall provide at its expense appropriate office accommodations for not more than seven Designated Maintenance Representatives at ATS Airframe.  These accommodations will include one lockable office and cubicle space for the remaining Designated Maintenance Representatives, with access to computer hook-up, fax machines and telephones.  Customer shall reimburse ATS for all out-of-pocket expenses, long-distance telephone and fax expenses incurred by ATS on account of the Designated Maintenance Representatives.  Customer shall be responsible for all travel, lodging and related expenses incurred by the Designated Maintenance Representatives.  Subject to reasonable restrictions imposed by ATS to safeguard proprietary information and to maintain the security and safety of ATS.  ATS will allow the Designated Maintenance Representatives reasonable access at all reasonable times (i) to the ATS records contemplated by Section 4.2.2 of this Agreement, (ii) to observe the performance of all Airframe Services being performed by ATS for Customer, and (iii) to observe and inspect all materials and parts obtained by ATS for use or installation on the Aircraft.  The Designated Maintenance Representatives, and all other employees, agents and representatives of Customer, shall abide by ATS’s security and safety procedures and restrictions.  Customer shall be completely responsible for sickness or injury to its Designated Maintenance Representatives and its other employees, including without limitation with respect to death or injuries occurring at ATS Airframe unless caused by the negligence reckleness, or intentional misconduct of ATS employees, agents or representatives.

3.5.6.  Warranty.  ATS shall warrant the Airframe Services exclusively as set forth in Exhibit 3.5.6 to this Agreement.

4.  Customer Payments.

4.1.  Charges/Invoices.  Customer shall compensate ATS at the rates and terms as provided in this Agreement for the various services rendered hereunder by ATS.  Charges for costs or expenses which this Agreement specifically provides are to be incurred by ATS for the account of Customer shall be charged to Customer as provided herein.  Such costs and expenses shall be included in the Invoices, but identified separately.

4.2.  Time and Method of Payments.

4.2.1.  Invoicing. Except as may otherwise be agreed by Customer and ATS in writing, ATS will submit to Customer an invoice or invoices with respect to each Aircraft listing charges for the Airframe Services and related parts and materials (the “Invoices”).  Payment of all Invoices shall be made by wire transfer to the ATS account designated by ATS in writing to Customer.  ATS will issue invoices as defined in Exhibit 2, Item 4.0. to Customer at least 3 days prior to completion of the Airframe Services. ATS will prepare and submit to Customer an Invoice for all labor and materials actually provided with respect to the applicable Aircraft beyond the initial Airframe Services, together with an estimate of the balance for materials and labor charges yet to be identified, which Invoice shall be due and payable prior to the Aircraft’s departure from ATS Airframe.  Within ninety (90) days after the Aircraft’s departure, ATS shall issue an Invoice itemizing the remaining balance for labor and materials acutely provided with respect to the Aircraft, subject to supplementation based upon ATS’s receipt of additional charges from third-party material suppliers; provided, however, ATS shall notify Customer of the potential for such supplementation at the time it issues such Invoice.  Any remaining balance due ATS, will be due and payable thirty (30) days from the invoice date. Notwithstanding the foregoing and in addition to any other remedy to which ATS may be entitled, ATS may in its sole discretion demand complete payment for one hundred percent100% of all labor and materials for Airframe services with respect to any Aircraft at any time prior to the departure of such Aircraft from ATS airframe if Customer is default in payment.  In the event ATS elects to require such payment, Customer will be notified not less than five (5) days prior to the scheduled departure of such Aircraft.

4.2.2.  Right of Customer to Review Records.  On the written request of Customer from time to time during the Term of this Agreement (but not more frequently than once in any twelve month period), Customer shall be permitted during normal business hours to review ATS’ records related exclusively to (a) the manner and quality of performance of Airframe Services on the Aircraft by ATS, and (b) the accuracy of any fees or charges invoiced by ATS to Customer with respect to Airframe Services provided by ATS.  The right of Customer to review ATS records shall extend to any agent, consultant or advisor of Customer reasonably acceptable to ATS which agrees to execute a confidentiality agreement in form and substance satisfactory to ATS, and which agrees to abide by applicable ATS safety and security restrictions. Notwithstanding the foregoing, neither Customer nor its agents, consultants or advisors shall have any right to review (i) information concerning the actual labor hours expended by ATS to complete any Airframe Services performed on a fixed fee basis, including Basic Services performed for the Basic Services Fixed

Fee, and (ii) any other books and records of ATS, including books and records relating to ATS’ fees or charges to any other customer or ATS’ general accounts or financial information.

4.2.3.  Disputed Amounts.  Any Invoice submitted by ATS shall be final as to Customer unless Customer shall have notified ATS in writing (a “Notice of Disagreement”) within ninety (90) days of the Invoice date of a disagreement with respect to all or a portion of any Invoice.  Such Notice of Disagreement shall specify the dollar amount of the disagreement (the “Disputed Amount”) and identify in reasonable detail the basis of Customer’s good faith determination that the invoice amount is incorrect.  Customer shall pay when due all amounts other than Disputed Amounts.  Following receipt by ATS of a Notice of Disagreement, ATS and Customer shall use good faith efforts to resolve such Disputed Amounts. If ATS and Customer are unable to satisfactorily resolve such Disputed Amounts within thirty (30) days of ATS’ receipt of the Notice of Disagreement, the Disputed Amount shall be settled by arbitration in Honolulu, Hawaii, in accordance with the rules then prevailing of the American Arbitration Association for Commercial Disputes; provided, however, that (i) in the event of any conflict between this and any other provision of this Agreement and such rules, the provisions of this Agreement shall prevail, and (ii) any claim must be presented for arbitration within six (6) months of the date upon which the aggrieved Party became aware of, or should have become aware of, the alleged claim.  Failure to assert a claim within six (6) months shall forever bar assertion of the claim.  The results of any arbitration shall be final and binding upon the Parties and judgment thereon may be entered in any Hawaii court

4.2.4.  Late Payment Charges.  If any Customer payment obligation hereunder is not paid when due, (i) Customer shall pay interest on such amount calculated from the date such amount is due until the date of payment in full at the lower of one and one-half percent per month or the maximum rate allowable under applicable law, and (ii) ATS shall have the right upon notice to Customer to suspend performance of Airframe Services and to terminate this Agreement.  No forbearance or course of dealing shall affect these rights of ATS.

4.3.  Customer as Responsible Party.  Customer represents that it has all necessary authority to authorize the Airframe Services on the Aircraft.  Notwithstanding any understandings or agreements that Customer may have from time to time with third parties and without limiting ATS’ rights or remedies upon Customer’s default, ATS shall look solely to Customer for payment of all amounts owing under this Agreement and the performance of all obligations of Customer under this Agreement.  Customer shall hold harmless and defend ATS from and against any claims or charges asserted by any third parties claiming an interest in the Aircraft, or questioning the purchase of the Airframe Services by Customer from ATS.

5.  Material Supply.

5.1.  Material Procurement.  ATS will provide all Expendables and Consumables which are required to perform the Airframe Services.  Parts and components (other than Expendables and Consumables) identified pursuant to Section 3.5.2(b) of this Agreement as required to complete the Workscope or otherwise necessary for the performance of any Airframe Services will be provided by Customer or, upon mutual agreement, by ATS at the charges specified in Section 3.3.  Customer and ATS agree to cooperate in order to facilitate timely procurement of parts and components.  All parts and components to be furnished by Customer in connection with the Airframe Services shall be provided at ATS Airframe no later than seven days prior to commencement of the Airframe Services on the Aircraft for which such part or component is required.  In no event shall ATS be liable for any delayed or untimely performance hereunder as a result of (i) failure by Customer to deliver to ATS any parts or components (other than Expendables and Consumables) in a timely manner, or (ii) failure by ATS to obtain any parts which Customer has requested ATS to obtain on its behalf.

5.2.  Customer Parts and Equipment.  Any parts and material delivered to ATS Airframe by or on behalf of Customer in connection with the Airframe Services shall be handled by ATS through its normal incoming material receiving inspection routine.  A Customer Designated Maintenance Representative shall be notified by ATS of the inspection findings, and shall direct ATS as to the disposition of inspected items.  ATS will hold any parts and material determined by Customer to be scrapped, returned to the vendor or otherwise disposed of, including any parts or materials removed from Customer Aircraft (collectively, “Excess Material”) at ATS’ facilities for a maximum period of thirty (30) days, after which time Customer shall be responsible for the removal, shipping and disposition of such Excess Material.  With ATS’ consent and agreement, Excess Material may remain at ATS’ facilities beyond such thirty (30) day period upon Customer’s payment to ATS of storage fees in an amount which in ATS’ judgment is sufficient to compensate ATS for all costs and expenses related to the storage of such Excess Material.  ATS shall maintain any parts and materials supplied to ATS by Customer for use in connection with the Airframe Services (and any Excess Material for the period specified above) in a physically separated area within the ATS facilities, with appropriate identification of such parts and materials as the property of Customer.  ATS acknowledges and agrees that title to such parts and materials supplied by Customer (and any Excess Material) shall at all times remain with Customer.  Risk of loss with respect to the Customer supplied parts and materials and Excess Materials shall remain with ATS while such items are located in the ATS facility, and shall transfer to Customer at the time physical possession of such parts or materials are delivered to Customer, or such parts or materials are physically placed on an Aircraft.

6.  Taxes.  ATS shall pay any federal, state or local taxes based upon ATS’ income or profits in connection with payments received under this Agreement, including any gross receipts or business and occupation taxes.  Customer shall be responsible for the amount of any Washington State sales or use taxes that result from the delivery of the Airframe Services provided by ATS hereunder or the purchase, sale, lease, exchange, transfer, replenishment or maintenance of parts and supplies and other personal property for use in connection with the Airframe Services as contemplated hereby, except for transactions for which an appropriate tax exemption certificate is furnished to ATS by Customer.  The amount of any such taxes for which Customer is responsible, if paid by ATS, shall be billed to Customer from time to time during the term hereof.

7.  Proprietary Rights.  Except as otherwise agreed in writing or as specifically provided herein, each of ATS and Customer shall retain all of their own proprietary rights of any kind in and to their respective patents, trademarks, names, information, documents, procedures, methods or know-how that may be used or disclosed in connection with the performance of the Airframe Services.  Any such items disclosed to the other (including without limitation the terms of this Agreement) shall be held in confidence and shall not be disclosed or provided to any third-party without the specific prior written approval of the disclosing party, and neither party shall reproduce any documents reflecting the same except for copies necessary for its own internal usage.  The foregoing obligations shall not apply to any such information, documents, procedures, methods or know-how which: (i) at the time of disclosure or thereafter is or becomes generally available to the public through no fault or action by the receiving party or by its agents, representatives or employees, (ii) is or becomes available to the receiving party on a nonconfidential basis from a source other than the disclosing party or the disclosing party’s employees, agents or representatives, which is not prohibited from disclosing such portions by a contractual, legal or fiduciary obligation, or (iii) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party, provided that the source of such information was not bound by a confidentiality agreement with the disclosing party in respect thereof, or was not subject to any duty, contractual or otherwise, prohibiting transmission of information to the disclosing party.

8.  Certain Record Keeping and FAR Responsibilities.

8.1  ATS.  Except as otherwise provided herein, in connection with the Airframe Services provided by ATS hereunder, ATS shall comply with all provisions of the FARs applicable thereto, including, but not limited to, Part 145, and shall maintain all required records and documents pursuant thereto.  Such records and documents shall be available for inspection at all times during ATS’ normal business hours.  In no event shall ATS be deemed to be an airline for any purpose whatsoever.

8.2  Customer.  Notwithstanding anything to the contrary contained herein, Customer shall have responsibility for and shall maintain all records, manuals and otherwise comply with all provisions of the FARs applicable to its operations, including, but not limited to, Part 121, and shall maintain all required records and documents pursuant thereto.  Without limiting the generality of the foregoing, Customer shall have sole responsibility for Customer’s compliance with records relating to airworthiness directives, ground and crew qualifications, maintenance of training records and records relating to parts histories, and creation and maintenance of FAA required manuals, policies and procedures.  During the Term of this Agreement, ATS will provide reasonable storage at ATS Airframe for records of Customer relating to the Airframe Services.

9.  Independent Contractor.  In performing its obligations hereunder, ATS shall in all respects be an independent contractor and shall not be deemed an employee, agent, partner or franchisee of Customer.  No partnership, corporation, or other entity or relationship is created by this Agreement.

10.  Insurance; Liabilities.

10.1  Customer Policies and Limits.  Customer shall provide and maintain in effect during the Term and until the expiration of the final Warranty Period extended for the Airframe Services the insurance coverages described on Exhibit 10.1 hereto, with limits no less than those indicated on Exhibit 10.1.

10.2  ATS Policies and Limits.  ATS shall provide and maintain in effect during the Term and until the expiration of the final Warranty Period extended for the Airframe Services the insurance coverages described on Exhibit 10.2 hereto, with limits no less than those indicated on Exhibit 10.2.

10.3  Requirements/Certificates.  Insurance coverages required herein of either party (other than any self-insured portion) shall be provided through insurance companies rated A or better by Best’s, or insurers of comparable recognized responsibility.  The reference to insurance limits in Exhibits 10.1 and 10.2 shall not in any event limit either party’s liability to the other.  Within 10 days of the date of this Agreement, and thereafter at the request of either party, the other party shall furnish one or more certificates of insurance indicating:

a) that insurance of the types described above is provided in at least the limits set forth above;

(b) the name of the insurance company or companies carrying such coverage;

(c) the effective date and expiration dates of such coverage or policies; and

(d) that thirty (30) days advance written notice will be given to the parties of any material change or alteration of the policies or coverage.

10.4  Limitations on Liability.  In any action brought by either party seeking to obtain damages for breach of this Agreement or for failure to perform the requirements of this Agreement, no damages or other relief shall be awarded or permitted based upon expectations of continued performance or future performance by the defaulting party for the then remaining Term of this Agreement, and for purposes of such action this Agreement shall be deemed to have expired effective as of the date of the claimed breach or failure to perform, regardless of whether this Agreement has in fact been terminated as of such date or any subsequent date.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER ATS NOR CUSTOMER SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, COVER OR LOST PROFITS SUSTAINED OR INCURRED AS A RESULT OF THE AIRFRAME SERVICES OR THE WARRANTY PROVIDED FOR IN EXHIBIT 3.5.6 TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, AND REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE.

11.  Excused Performance.  Neither party will be liable for, or be considered to be in breach of or default under this Agreement on account of any delay or failure to perform as required by this Agreement (other than with respect to the obligation to make payments pursuant to Section 4 hereof) as a result of any cause or condition beyond such party’s reasonable control, including, but not limited to:  fire, explosions, earthquakes, storms, flood, wind, drought and acts of God or the elements; court orders; acts, delays and failures to act by civil, military or other governmental authority; strikes, lockouts, labor interruptions or slowdowns, riots, insurrections, sabotage and war; breakdown or destruction of, or damage or casualty to, any equipment, facilities or other property; interruption, suspension, curtailment or other disruption of utilities; unavailability of materials, supplies, parts, equipment, personnel or other necessary items; and, acts or omissions of persons or entities other than such party (each such event being herein sometimes referred to as an event of “Force Majeure”).  Upon the occurrence of an event or condition of Force Majeure, ATS shall have reasonable opportunity to make alternative satisfactory arrangements to perform its obligations under this Agreement.

12.  Term.  The term of this Agreement shall commence effective as of the date first specified above and shall continue for a period of five (5) years (the “Term”).  Unless otherwise agreed in writing, the parties shall continue to perform their respective obligations under this Agreement with respect to any Airframe Services Order where Airframe Services are commenced prior to the expiration or early termination of this Agreement and which are to be completed after expiration of this Agreement.  The provisions of Sections 3, 4, 6, 7, 8, 10, 11 and 13 shall survive any expiration or early termination of this Agreement.

13.  Miscellaneous.

13.1  Notices.  All notices (including by facsimile) or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person by ATS to a Designated Maintenance Representative or otherwise if delivered by United States mail, postage prepaid, overnight delivery service, or facsimile, in each case addressed as follows:

(a)	if to Customer: Hawaiian Airlines P.O. Box 30008 Honolulu, HI. 96820 Attention: Vice President Maintenance & Engineering Fax: 808-835-3380

With a copy to:

Vice President – General Counsel Fax: 808-835-3690

and

(b)	if to ATS:

Goodrich Aviation Technical Services, Inc. 3100 112th Street SW, Hangar 3 Everett, Washington 98204 Attention: VP/GM Fax: 425-423-3006

with copy to:

Goodrich Corporation Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217-3022 Attention: Vice President, Legal Fax: 704.423.7127

or to such other addresses as may be specified by either party hereto pursuant to notice given by such party in accordance with the provisions of this Section 13.1.

13.2  Benefit of the Agreement.  This Agreement shall only bind the Goodrich Aviation Technical Services Division, Inc. and the terms hereof shall not be applicable to any other division or subsidiary of Goodrich Corporation.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and their permitted assigns.

13.4  Names, Advertising.  Each of the parties agrees that they will not, without the prior written consent of the other, make any use whatsoever of, or cause others to make or assist others in making any use whatsoever, of the respective corporate or trade names of the other (including the corporate or trade names of their respective subsidiaries and affiliates) or any portion thereof, or any of their respective trademarks, or any portion thereof, in connection with any advertising, promotion, publicity or for any other business purpose that is not directly related to the performance of their respective obligations hereunder.

13.5  Headings.  The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the provisions of this Agreement.

13.6  Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the parties hereto subsequent to the date hereof.

13.7  Amendments.  This Agreement shall not be modified or amended except by written instrument specifically referencing this Agreement which is signed by the parties hereto.  The terms and conditions of this Agreement shall not be altered or changed by, and ATS hereby objects to, any different or additional terms contained in any other document (other than an amendment as provided above), including, without limitation, any invoices, purchase orders or acknowledgment forms submitted by Customer to ATS.

13.8  Waiver.  No waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated subsequent to the date hereof and signed by the parties hereto.  No waiver of any breach, term or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.  No failure or delay of either party in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any partial exercise by either party of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right.

13.9  Assignment.  This Agreement may not be assigned by either party in whole or in part (including for purposes of this Section 13.9 any transfer by merger, reorganization, sale of a majority of the voting capital stock, or other transfer by operation of law) without the prior written consent of the other party.  Consent to such assignment in one instance shall not constitute consent to any other assignment.  No assignment shall relieve the assignee from its obligations under this Agreement.  Any assignment or attempted assignment in violation of the terms of this Section 13.9 shall be void.  Notwithstanding the provisions of this Section 13.9, ATS may assign this Agreement to Goodrich Corporation, or to any direct or indirect subsidiary or other affiliate of ATS or Goodrich Corporation without the consent of Customer.

13.10  Separable Provisions.  If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect.  If any provision is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in all other circumstances.

13.11  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.13  Interpretation.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to any conflict of laws principles.  The language of this Agreement is and will be deemed to be the language chosen by the parties jointly to express their mutual understanding.  No rule of construction based on which party drafted the agreement or certain of its provisions will be applied against either party.

13.14  Authorization.  Each of the parties hereby represents and warrants to the other that the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement, when duly authorized, executed and delivered by the other party, will be a valid and binding obligation of each party, respectively.

13.15  Confidential Terms; Mandatory Disclosure.  Each party agrees that without the prior written consent of the other, such party will not disclose or provide copies of this Agreement or any Airframe Services Orders (or any portions thereof) to any third party or entity, including any court or other governmental agency or body.  In the event that either party receives notification of a legal requirement to disclose, or becomes legally compelled to disclose, a copy of or the terms of this Agreement or any Airframe Services Orders or any proprietary information subject to the provisions of Section 7 of this Agreement (collectively, the “Information”), whether by deposition, interrogatory, request for documents by a court or any governmental agency or body, subpoena, or other process or requirement, whether legal, administrative or otherwise, such party will provide the other party with prompt advance written notice (which shall not be less than ten business days in advance of the time for any such mandatory disclosure) so that the other party may seek a protective order, confidential treatment, waiver or other appropriate protective relief with respect to all or part of such request or requirement, or waive compliance with the provisions of this Agreement with respect to all or part of such request or requirement.  In the event that such protective order, confidential treatment, waiver or other remedy is not obtained prior to the deadline for complying with such request or requirement, and upon advice of counsel a party reasonably believes that it is legally compelled to disclose Information, then such party may disclose only that portion of the Information which it is advised in writing by counsel that it is legally compelled to disclose.  Each party will use its reasonable efforts to assist the other, and in no event will oppose any action by the other party to obtain appropriate confidential treatment or protective relief as contemplated by this Section 13.15.  Without limiting the generality of the foregoing, Customer acknowledges that the public disclosure of the terms of this Agreement is likely to cause substantial competitive harm to ATS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Goodrich Aviation Technical Services, Inc.			Hawaiian Airlines, Inc..

By:	/s/ Steve Bence	By:	/s/ H. Norman Davies

Name: Steve Bence		Name: H. Norman Davies

Title: Vice President - Programs		Title: Executive Vice President - Operations

Date:		Date:

		By:	/s/ Christine R. Deister

Name: Christine R. Deister

Title: Executive Vice President & Chief Financial Officer / Treasurer

Date:

LIST OF EXHIBITS AND SCHEDULES

Exhibit 1	DEFINITIONS

Exhibit 2	RATES & CHARGES

Exhibit 3	AIRFRAME SERVICES ORDERS

Exhibit 3.5.6	WARRANTY

Exhibit 10.1	CUSTOMER—REQUIRED INSURANCE COVERAGES AND LIMITS

Exhibit 10.2	ATS—REQUIRED INSURANCE COVERAGES AND LIMITS

Exhibit 1

DEFINITIONS

“Additional Work” means any airframe maintenance services other than the Basic Services.  Additional Work shall include Buyer Request Items and Non-Routine Maintenance.

“Additional Work Workscope” means the workscope identifying the services to be performed by ATS as part of any Additional Work, determined pursuant to Section 3.5.2.  Upon agreement by ATS, Buyer Request Items and Non-Routine Maintenance shall be considered part of the Additional Work Workscope.

“Aircraft” means Customer’s aircraft on which the Airframe Services are to be performed by ATS, as further identified in the Workscope.

“Airframe Services” means Basic Services and Additional Work.

“Base Maintenance” means [REDACTED].

“Basic Services” means [REDACTED].

“Basic Services Workscope” means the workscope identifying the services to be performed by ATS as part of any Basic Services as attached as Exhibit 3.5.2.

“Buyer Request Items” shall mean changes or additions to engineering orders, specifications, or other items of work requested in writing or orally by a Designated Maintenance Representative, although not specifically required by the terms of the Workscope.

“Designated Maintenance Representative(s)” shall mean any one or more representatives of Customer designated pursuant to Section 3.5.5 of this Agreement.

“Discrepancy” shall mean a determination by ATS of the existence of any condition with respect to an Aircraft, or the Airframe Services which varies from the applicable requirements or standards set forth in the maintenance program, FAA requirements, or the Technical Data, whether or not this condition could eventually result in failure of the component or of the Aircraft.

“Expendables and Consumables” means those parts and supplies which are used, consumed or expended in connection with Airframe Services performed by ATS hereunder and which have a unit acquisition cost to ATS per item less than the amount set forth on Exhibit 2, but excluding any paint and any parts or items special ordered by ATS for use on the Aircraft.

“FAA” means the U.S. Federal Aviation Administration or any federal agency or administrative body that assumes its functions or is the successor thereto.

“FAR” or “FARs” means any of those certain regulations promulgated by the FAA, including, without limitation, those set forth in Title 14 of the Code of Federal Regulations, as from time to time in effect.

“Force Majeure” shall mean an event or condition contemplated by Section 11.

“Labor Rate” shall have the meaning set forth in Section 3.2.

“Line Maintenance” means minor maintenance, repair, and inspection activities, and record keeping related thereto, on Aircraft at all remote stations that Customer services, including, but not limited to, checking fluid levels, interface with flight crew, visual airframe and systems inspections, and replacement of minor components.

“Non-Routine Maintenance” means identified corrective work discovered during the performance of Routine Maintenance or Buyer Request Items or resulting from findings by ATS of Discrepancies during the performance of Routine Maintenance or Buyer Request Items.

“Routine Maintenance” shall mean those items of inspection or work specifically called out in the Workscope.

“Term” means the term of this Agreement as provided in Section 12.

“Time and Materials Basis” means: (i) with respect to labor, ATS will charge the Labor Rate multiplied by the number of labor hours as is mutually agreed by ATS and a Designated Maintenance Representative in connection with the identified services or statement of work; and (ii) except as otherwise provided herein, with respect to parts and materials and other direct charges, ATS will charge the amount determined pursuant to Section 3.3.

“ATS Airframe” means the facility of ATS located in Everett, Washington, which performs the Airframe Services and presently operated by ATS.

“Workscope”  means the Basic Services Workscope and the Additional Work Workscope.

Exhibit 2

RATES & CHARGES

Hawaiian Airlines 767 Fleet Maintenance

[REDACTED].

Exhibit 3A

AIRFRAME SERVICES ORDER

Hawaiian Airlines C1 Workscope– Revision 1
Aircraft 580

[REDACTED].

Exhibit 3.5.6

AIRFRAME SERVICES WARRANTY

[REDACTED].

Exhibit 10.1

Customer Insurance Coverages and Limits

[REDACTED]

Exhibit 10.2

ATS Insurance Coverages and Limits

[REDACTED]